Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces Third Quarter Results

BROOMFIELD, Colo., Oct. 30, 2008—Ball Corporation [NYSE:BLL] today reported third quarter earnings of $101.9 million, or $1.05 cents per diluted share, on sales of $2 billion, compared to $60.9 million, or 59 cents per diluted share, on sales of $1.9 billion in the third quarter of 2007. The third quarter 2008 results include a $9.1 million ($7.2 million after tax, or 8 cents per diluted share) charge for closing costs pertaining to previously announced plant closures in Commerce, Calif.; Brampton, Ontario; and Kent, Wash. The third quarter 2007 results include an $85.6 million charge ($51.8 million after tax, or 50 cents per diluted share) for a customer settlement.
“Our overall performance in the quarter was very good, and in a difficult economic environment all but one of our business segments reported improved profitability compared to the third quarter of 2007,” said R. David Hoover, chairman, president and chief executive officer. “As we navigate through this broader economic slowdown, we are confident that the recession resistant qualities of our packaging products will enable us to move forward with our strategy to grow our worldwide metal beverage packaging business, improve our other packaging businesses and leverage our unique aerospace competencies to generate significant free cash flow to buy back our stock and pay down debt.”
For the first nine months of 2008, Ball’s results were earnings of $285.7 million, or $2.92 per diluted share, on sales of $5.83 billion, compared to $248 million, or $2.40 per diluted share, on sales of $5.63 billion in the same period in 2007. The nine-month 2008 results include a net pretax charge of $13.5 million ($10.9 million after tax, or 11 cents per diluted share) from business consolidation charges net of the gain on the sale of an Australian aerospace subsidiary. The nine-month 2007 results include the customer settlement.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

The 2008 results through three quarters do not include an after-tax charge of approximately $32 million announced today for the closing of metal beverage can plants in Kansas City, Mo., and Guayama, Puerto Rico. Approximately $28 million of the charge is expected to be recorded in the fourth quarter of 2008, with the remainder recorded in the first quarter of 2009. Cost reductions associated with these closings are expected to exceed $30 million in 2009 and be $9 million cash positive on final disposition of the assets.
“During 2008, Ball is proactively managing its domestic manufacturing footprint across our packaging businesses to balance and align our manufacturing system more closely with current and future customer demand and to position Ball to improve profitability and returns in the future,” said John A. Hayes, executive vice president and chief operating officer. “We also continue to benefit from international metal beverage container growth; however, in light of the current economic environment we are managing capacity additions to be consistent with expected demand growth. Efficient execution is critical as we take a harder look at existing businesses and in-process activities to improve overall performance.”

Metal Beverage Packaging, Americas and Asia

Operating earnings in the quarter, before business consolidation costs, were $77 million on sales of $767 million, compared to earnings of $71.2 million on sales of $797 million in the third quarter of 2007 before the customer settlement. For the first nine months, comparable segment results were earnings of $228.4 million on sales of $2.3 billion, compared to $262.2 million on sales of $2.36 billion in the first three quarters of 2007. Business consolidation costs were $0.6 million and $4 million for 2008 for the third quarter and year to date, respectively. The customer settlement in 2007 was an $85.6 million charge for both the third quarter and year to date.
North American beverage can volumes decreased approximately 6 percent in the third quarter compared to the same period in 2007, due to decreased demand for 12-ounce cans and the company’s decision to walk away from unprofitable business. Ball announced actions today to further reduce its 12-ounce production capacity in North America and to consolidate specialty can capacity into fewer facilities that are better located to serve customers. Volumes in China increased nearly 20 percent in the third quarter compared to 2007 due largely to our customer mix within overall market growth.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 3

Metal Beverage Packaging, Europe

Third quarter earnings in the metal beverage packaging, Europe, segment were $76.7 million on sales of $511.3 million, compared to $74.8 million on sales of $454.2 million in the third quarter of 2007. For the first nine months segment earnings were $201.9 million on sales of $1.5 billion, compared to $197.7 million on sales of $1.26 billion in the same period in 2007.
Volumes increased 5 percent in the quarter compared to 2007 and are up nearly 8 percent year-to-date, led by growth in Western Europe, particularly in the United Kingdom.

Metal Food & Household Products Packaging, Americas

Results in the company’s metal food and household products packaging, Americas, segment continue to improve. Segment earnings for the third quarter before a $4.5 million charge related to a plant closure were $15.8 million on sales of $365 million, compared to $14.5 million on sales of $350 million in the third quarter of 2007. For the first nine months of 2008, earnings were $44.9 million, before the charge, on sales of $912 million, compared to $25.4 million on sales of $912 million in 2007.
The restructuring plan originally announced in the third quarter of 2007 is on schedule and on budget and is still expected to yield annualized cost savings in excess of $15 million in 2009.

Plastic Packaging, Americas

Third quarter results in the plastic packaging, Americas, segment were earnings of $5.3 million before a $4 million charge for a plant closure, on sales of $184 million, compared to $7.7 million on sales of $195 million in the third quarter of 2007. For the first three quarters of 2008, results were earnings of $15.8 million before an $8.3 million charge for a plant closure, on sales of $574 million, compared to $17.1 million on sales of $580 million in the same period in 2007.
Plastic container volumes decreased 13 percent in the quarter compared to the prior year as customers continued to see lower traffic through convenience stores and a decrease in bottled water sales.

Aerospace and Technologies

Segment earnings in the quarter were $18.4 million on sales of $181 million, compared to $18.3 million on sales of $196 million in the third quarter of 2007. For the first nine months of 2008, earnings were $56 million before a $7.1 million gain on the sale of an Australian subsidiary, on sales of $550 million, compared to $53.5 million on sales of $597 million in the first three quarters of 2007.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 4

As a result of the U.S. Presidential election year, Congress passed a continuing budget resolution which tends to delay some new program awards. The company expects this to have an unfavorable impact on the segment in 2009 when compared to the strong results expected by this segment in 2008.

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said full-year free cash flow is expected to be in the range of  $275 to $300 million after deducting the one-time $70 million customer settlement paid in the first quarter of 2008, and allowing for reduced fourth quarter foreign currency cash flow as a result of the stronger U.S. dollar. A stronger U. S. dollar will also reduce year-end net debt to a lower amount than previously projected.
“Full-year capital spending is expected to be around $325 million, with more than 50 percent of that for new, top-line growth projects,” Seabrook said. “Through the first three quarters we have purchased a net $258 million of the anticipated $300 million stock buyback for 2008 and we continue to see outstanding value in our stock.”
“Throughout 2008 Ball has taken numerous actions across its packaging businesses to set in place the building blocks to improve our performance in 2009 and beyond, including redefining our manufacturing footprint, installing new capacity in growing international markets and focusing on our overall execution,” Hoover said. “We are managing our manufacturing operations with a focus on cash flow and are prepared to take downtime as necessary in the fourth quarter to meet these objectives. Despite this, we continue to believe that fourth quarter results will be in line with last year’s fourth quarter results from continuing operations.
"Ball is a well financed company that generates significant free cash flow," Hoover continued. "Careful allocation of that cash flow is fundamental to our success. The combination of targeted investment for cost reduction and top-line growth coupled with the return of cash to our shareholders through stock repurchases and dividends will allow us to continue to create shareholder value. Combined with the actions we are taking in our operations, this positions Ball well for the long term.”
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,000 people worldwide and reported 2007 sales of approximately $7.4 billion. For the latest Ball news and for other company information, please visit www.ball.com.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 5

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company's results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern Time). The North American toll-free number for the call is 800-768-3232. International callers should dial 212-231-2929. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1987423
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 1 p.m. Eastern Time on Nov. 6, 2008. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21395362.
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investors section under "presentations.”

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global credit squeeze and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (September 2008)

Unaudited Statements of Consolidated Earnings

	Three months ended		Nine months ended
	September 28,	September 30,	September 28,	September 30,
($ in millions, except per share amounts)	2008	2007	2008	2007
Sales	$2,008.2	$1,992.1	$5,828.7	$5,719.1
Legal settlement (Note 2)	-	(85.6)	-	(85.6)
Net sales	2,008.2	1,906.5	5,828.7	5,633.5
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,679.9	1,659.5	4,856.1	4,736.4
Depreciation and amortization	73.9	71.8	224.7	206.7
Selling, general and administrative	67.5	84.3	227.6	253.8
Business consolidation and other costs (Note 2)	9.1	-	20.6	-
Gain on sale of subsidiary (Note 2)	-	-	(7.1)	-
	1,830.4	1,815.6	5,321.9	5,196.9
Earnings before interest and taxes (Note 1)	177.8	90.9	506.8	436.6
Interest expense	(33.1)	(36.2)	(104.0)	(112.2)
Tax provision	(45.8)	3.1	(128.4)	(85.9)
Minority interests	(0.1)	(0.1)	(0.3)	(0.3)
Equity in results of affiliates	3.1	3.2	11.6	9.8
Net earnings	$101.9	$60.9	$285.7	$248.0
Earnings per share (Note 2):
Basic	$1.07	$0.60	$2.96	$2.44
Diluted	$1.05	$0.59	$2.92	$2.40

Weighted average shares outstanding (000s):
Basic	95,368	101,422	96,491	101,691
Diluted	96,604	102,997	97,796	103,372

Condensed Financials (September 2008)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Nine months ended
	September 28,	September 30,	September 28,	September 30,
($ in millions)	2008	2007	2008	2007
Cash Flows From Operating Activities:
Net earnings	$101.9	$60.9	$285.7	$248.0
Depreciation and amortization	73.9	71.8	224.7	206.7
Business consolidation and other costs	9.1	-	20.6	-
Gain on sale of subsidiary	-	-	(7.1)	-
Legal settlement	-	85.6	(70.3)	85.6
Income taxes	9.4	(28.6)	15.7	28.8
Pension funding and expense, net	(12.1)	(18.7)	(11.4)	(21.1)
Other changes in working capital	16.8	(25.0)	(349.5)	(173.2)
Other	9.0	8.1	30.0	30.4
	208.0	154.1	138.4	405.2
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(70.3)	(56.6)	(230.8)	(222.9)
Proceeds from sale of subsidiary	-	-	8.7	-
Property insurance proceeds	-	-	-	48.6
Other	20.0	(6.1)	9.8	5.4
	(50.3)	(62.7)	(212.3)	(179.7)
Cash Flows From Financing Activities:
Net change in borrowings	(19.2)	(36.0)	316.1	(121.6)
Dividends	(9.3)	(10.0)	(28.3)	(30.4)
Purchases of common stock, net	(76.3)	(59.8)	(257.5)	(155.1)
Other	1.1	1.6	3.5	8.3
	(103.7)	(104.2)	33.8	(298.8)

Effect of exchange rate changes on cash	(3.5)	0.3	2.4	1.2

Change in cash	50.5	(12.5)	(37.7)	(72.1)
Cash–beginning of period	63.4	91.9	151.6	151.5
Cash–end of period	$113.9	$79.4	$113.9	$79.4

Condensed Financials (September 2008)

Unaudited Consolidated Balance Sheets

	September 28,	September 30,
($ in millions)	2008	2007
Assets
Cash and cash equivalents	$113.9	$79.4
Receivables, net	773.8	852.8
Inventories, net	1,000.9	867.6
Deferred taxes and other current assets	128.2	80.1
Total current assets	2,016.8	1,879.9
Property, plant and equipment, net	1,934.5	1,941.0
Goodwill	1,864.2	1,837.8
Other assets, net	396.2	356.7
Total assets	$6,211.7	$6,015.4
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$221.5	$169.4
Payables and accrued liabilities	1,143.2	1,255.4
Total current liabilities	1,364.7	1,424.8
Long-term debt	2,438.0	2,228.9
Other liabilities and minority interests	1,002.4	1,004.4
Shareholders’ equity	1,406.6	1,357.3
Total liabilities and shareholders’ equity	$6,211.7	$6,015.4

Notes to Condensed Financials (September 2008)

1.   Business Segment Information

Due to first quarter 2008 management reporting changes, Ball’s China operations are included in the metal beverage packaging, Americas and Asia, segment. The results for the 2007 periods have been retrospectively adjusted to conform to the current year presentation.

	Three months ended		Nine months ended
	September 28,	September 30,	September 28,	September 30,
($ in millions)	2008	2007	2008	2007
Sales–
Metal beverage packaging, Americas & Asia	$767.0	$797.0	$2,304.8	$2,369.9
Legal settlement (Note 2)	-	(85.6)	-	(85.6)
Total metal beverage packaging, Americas & Asia	767.0	711.4	2,304.8	2,284.3
Metal beverage packaging, Europe	511.3	454.2	1,487.9	1,259.7
Metal food & household packaging, Americas	365.0	349.5	912.0	912.3
Plastic packaging, Americas	184.1	195.0	574.0	580.3
Aerospace and technologies	180.8	196.4	550.0	596.9
Consolidated net sales	$2,008.2	$1,906.5	$5,828.7	$5,633.5

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$77.0	$71.2	$228.4	$262.2
Business consolidation costs and other (Note 2)	(0.6)	(85.6)	(4.0)	(85.6)
Total metal beverage packaging, Americas & Asia	76.4	(14.4)	224.4	176.6
Metal beverage packaging, Europe	76.7	74.8	201.9	197.7
Metal food & household packaging, Americas	15.8	14.5	44.9	25.4
Business consolidation costs (Note 2)	(4.5)	-	(4.5)	-
Total metal food & household packaging, Americas	11.3	14.5	40.4	25.4
Plastic packaging, Americas	5.3	7.7	15.8	17.1
Business consolidation costs (Note 2)	(4.0)	-	(8.3)	-
Total plastic packaging, Americas	1.3	7.7	7.5	17.1
Aerospace & technologies	18.4	18.3	56.0	53.5
Gain on sale of subsidiary (Note 2)	-	-	7.1	-
Total aerospace & technologies	18.4	18.3	63.1	53.5
Segment earnings before interest and taxes	184.1	100.9	537.3	470.3
Undistributed corporate costs	(6.3)	(10.0)	(26.7)	(33.7)
Business consolidation costs and other (Note 2)	-	-	(3.8)	-
Total undistributed corporate costs	(6.3)	(10.0)	(30.5)	(33.7)
Earnings before interest and taxes	$177.8	$90.9	$506.8	$436.6

Notes to Condensed Financials (September 2008)

2.	Business Consolidation Activities and Other Significant Operating and Nonoperating Items

2008

In the first quarter, Ball Aerospace & Technologies Corp. completed the sale of an Australian subsidiary for $10.5 million that resulted in a pretax gain of $7.1 million ($4.4 million after tax).

In the second quarter, the company announced the closure of two manufacturing facilities, a metal beverage packaging plant in Kent, Wash., and a plastic packaging plant in Brampton, Ontario.  A pretax charge of $14.9 million ($10.2 million after tax) was recorded in the second quarter to reflect these plant closings.  Also in the second quarter, earnings of $3.4 million ($2.1 million after tax) were recorded to reflect the recovery of costs previously expensed in prior business consolidation charges.

In the third quarter, $9.1 million ($7.2 million after tax) was recorded primarily for lease cancellation and accelerated depreciation costs pertaining to announced plant closures in prior periods.  In accordance with generally accepted accounting principles, these types of costs are recorded until the plant ceases operation.

2007

In the third quarter, the company settled a dispute with a U.S. customer in mediation for various claims for $85.6 million ($51.8 million after tax). The customer received a one-time payment of approximately $70 million in January 2008 with the remainder of the settlement to be recovered over the life of the supply contract with that customer through 2015.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Nine months ended
	September 28,	September 30,	September 28,	September 30,
($ in millions, except per share amounts)	2008	2007	2008	2007
Net earnings as reported	$101.9	$60.9	$285.7	$248.0
Business consolidation and other costs, net of tax	7.2	–	15.3	–
Gain on sale of subsidiary, net of tax	–	–	(4.4)	–
Legal settlement, net of tax	–	51.8	-	51.8
Net earnings before above transactions	$109.1	$112.7	$296.6	$299.8
Per diluted share before above transactions	$1.13	$1.09	$3.03	$2.90

Ball’s management segregates the above items to evaluate the performance of the company’s operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

3.	Tax Provision

The 2007 third quarter tax provision was reduced by $17.2 million, net, due to (1) enacted rate reductions in Germany and the United Kingdom, offset by reduced tax credits in the U.S.; (2) the realization of a tax loss pertaining to Canadian operations and (3) the conclusion of our negotiations with the IRS concerning disallowed interest deductions under a company-owned life insurance plan.

Notes to Condensed Financials (September 2008)

4.	Subsequent Event

On October 30, 2008, the company announced the closure of two North American metal beverage can plants.  A plant in Kansas City, Missouri, which primarily manufactures specialty beverage cans, will be closed by the end of the first quarter 2009 with manufacturing volumes absorbed by other North American beverage can plants.  A plant in Puerto Rico, which manufactures 12-ounce beverage cans, will be closed by the end of the year.  An after-tax charge of approximately $32 million will be recorded to reflect these plant closings, of which approximately $28 million is expected to be recorded in the fourth quarter of 2008 with the remainder recorded in the first quarter of 2009. Cost reductions associated with these plant closings are expected to exceed $30 million in 2009 and be $9 million cash positive upon final disposition of the assets.